Exhibit 99.1

Hittite Microwave Corporation Reports Financial Results for the Fourth Quarter of 2013

Company Initiates Quarterly Cash Dividend

CHELMSFORD, Mass.--(BUSINESS WIRE)--February 6, 2014--Hittite Microwave Corporation (NASDAQ:HITT) today reported revenue for the fourth quarter ended December 31, 2013 of $68.8 million, comparable with $68.5 million for the fourth quarter of 2012 and $68.7 million for the third quarter of 2013. Net income for the quarter was $16.5 million, or $0.53 per diluted share, a decrease of 6.7% compared with $17.7 million, or $0.57 per diluted share, for the fourth quarter of 2012, and a decrease of 11.8% compared with $18.7 million, or $0.60 per diluted share, for the third quarter of 2013.

For the fourth quarter of 2013, revenue from customers in the United States was $28.4 million, or 41.3% of the company’s total revenue, and revenue from customers outside the United States was $40.4 million, or 58.7% of total revenue. Gross margin was 67.3% for the fourth quarter of 2013, compared with 73.3% for the fourth quarter of 2012 and 71.2% for the third quarter of 2013. Operating income for the fourth quarter of 2013 was $25.0 million, or 36.3% of revenue, compared with $28.0 million, or 40.8% of revenue, for the fourth quarter of 2012 and $28.0 million, or 40.7% of revenue, for the third quarter of 2013. Total cash and marketable securities at December 31, 2013 was $472.5 million, an increase of $15.2 million for the quarter.

“In the fourth quarter we were able to meet our revenue targets despite challenges in some of our markets,” said Rick Hess, President and CEO. “The decrease in profitability in the quarter was primarily the result of gross margins that in the aggregate were on the low end of our range, due to an unfavorable mix in products and markets, as well as several military development contracts that carry relatively low margins. These contracts, while less profitable in the near term, provide important opportunities for growth through future production contracts at higher margin levels. We are confident that our innovation and engineering leadership will continue to drive our business growth.”

For the full year 2013, revenue was $273.8 million, a 3.6% increase from $264.4 million for 2012. Net income for the year was $70.9 million, or $2.28 per diluted share, an increase of 3.4% from $68.6 million, or $2.22 per diluted share, for 2012. Net bookings for 2013 were $267.1 million, compared with $264.2 million for 2012. Backlog at December 31, 2013 was $60.5 million compared with $67.2 million at December 31, 2012.

Quarterly Dividend

The Company additionally announced that its Board of Directors has approved the initiation of a quarterly cash dividend, and has declared a dividend of $0.15 per share, payable on March 27, 2014, to shareholders of record as of the close of business on March 4, 2014. Future dividend declarations, as well as record and payment dates, are subject to board approval.

"Our operating model provides the financial foundation to support both a dividend and our growth plans," said Mr. Hess. “The Board's decision to initiate a quarterly dividend reflects our confidence in our financial position and in our future prospects. We are pleased that we can provide a regular quarterly dividend while maintaining a strong balance sheet.”

Business Outlook

The company expects revenue for the first quarter ending March 31, 2014 to be in the range of $67.5 million to $69.5 million and net income to be in the range of $15.3 million to $16.5 million, or $0.49 to $0.53 per diluted share.

Webcast and Taped Replay

The company will host a conference call to discuss its financial results at 5:00 p.m. ET today. The conference call can be accessed by dialing (480) 629-9692. A live webcast of the call will be available online on the Hittite Microwave website. To listen to the live webcast, go to the Investors page of the Hittite Microwave website at www.hittite.com and click on the webcast link located under News & Events. A telephonic replay of the call also will be available for one week after the live call by dialing (303) 590-3030, access code 4659521. Following the call, a webcast replay will also be available by visiting the Investors page at www.hittite.com.

About Hittite Microwave Corporation

Hittite Microwave Corporation is an innovative designer and manufacturer of high performance integrated circuits, or ICs, modules, subsystems and instrumentation for technically demanding digital, RF, microwave and millimeterwave applications covering DC to 110 GHz. The company’s standard and custom products apply analog, digital and mixed-signal semiconductor technologies, which are used in a wide variety of wireless & wired communication and sensor applications for the automotive, broadband, cellular infrastructure, fiber optic, microwave & millimeterwave communications, military, space and test & measurement markets. The company is headquartered in Chelmsford, Massachusetts.

“Safe Harbor Statement” under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Hittite Microwave Corporation that do not relate to historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any statements regarding our expectations as to future levels of revenue, net income and earnings per share. Readers are cautioned that these forward-looking statements are subject to risks and uncertainties and are only predictions, and actual future events and results may differ materially from these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the impact of macro-economic conditions on demand for our products; our ability to effectively manage our costs and expenses in response to fluctuations in our growth rate; market acceptance of our new products; our ability to assess accurately our end market requirements; our success in maintaining the business of our significant customers; our ability to keep pace with new semiconductor processes; risks related to our dependence on third-party suppliers; regulatory, operational, financial and political risks inherent in operating internationally; competition within the semiconductor industry; product returns and warranty claims; the possibility that intellectual property claims initiated by or against us could be costly or have adverse outcomes; and other risks and uncertainties that are discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, as filed with the Securities and Exchange Commission.

Hittite Microwave Corporation
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)
	December 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$118,600	$269,157
Marketable securities	353,947	140,069
Accounts receivable, net	36,186	30,921
Inventories	76,020	65,926
Income taxes receivable	5,991	1,566
Prepaid expenses and other current assets	2,997	2,761
Deferred taxes	13,399	14,988
Total current assets	607,140	525,388
Property and equipment, net	39,433	36,294
Deferred taxes	1,725	709
Other assets	8,190	11,172
Total assets	$656,488	$573,563

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$4,971	$3,205
Accrued expenses	10,386	12,889
Income taxes payable	193	584
Deferred revenue and customer advances	6,735	4,699
Total current liabilities	22,285	21,377
Long-term income taxes payable	5,839	412
Deferred taxes	232	446
Other liabilities	103	124
Total liabilities	28,459	22,359
Total stockholders' equity	628,029	551,204
Total liabilities and stockholders' equity	$656,488	$573,563

Hittite Microwave Corporation
Condensed Consolidated Statements of Operations (unaudited)
(In thousands except per-share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Revenue	$68,775	$68,515	$273,815	$264,395
Cost of revenue	22,502	18,296	79,040	69,415
Gross profit	46,273	50,219	194,775	194,980
	67.3%	73.3%	71.1%	73.7%
Operating expenses:
Research and development	11,823	12,449	49,764	49,202
Sales and marketing	6,105	6,319	23,516	23,966
General and administrative	3,364	3,468	13,855	14,598
Total operating expenses	21,292	22,236	87,135	87,766
Income from operations	24,981	27,983	107,640	107,214
	36.3%	40.8%	39.3%	40.6%

Interest and other income (expense), net	(95)	68	238	57
Income before income taxes	24,886	28,051	107,878	107,271
Provision for income taxes	8,360	10,337	36,965	38,702
Net income	$16,526	$17,714	$70,913	$68,569

Earnings per share:
Basic	$0.54	$0.58	$2.32	$2.26
Diluted	$0.53	$0.57	$2.28	$2.22

Weighted average shares outstanding:
Basic	30,672	30,401	30,609	30,359
Diluted	31,174	31,003	31,093	30,895

CONTACT:
Hittite Microwave Corporation
William W. Boecke, 978-250-3343
V.P. and Chief Financial Officer